Exhibit 10.1

the marcus corporation
deferred compensation plan

(As Amended and Restated Effective January 1, 2009)

i

THE MARCUS CORPORATION
DEFERRED COMPENSATION PLAN

THE MARCUS CORPORATION, a Wisconsin corporation, together with its Affiliates (collectively referred to herein as the “Company”) established this Deferred Compensation Plan (the “Plan”), effective January 1, 1990, for the purpose of assisting Participants in providing additional financial security for themselves and their dependents.

ARTICLE I. DEFINITIONS

Section 1.01. Definitions. The following terms have the following meanings unless the context clearly indicates otherwise:

(a)          “Account” or “Deferred Compensation Account” means the bookkeeping entry established on the records of The Marcus Corporation and/or pursuant to the Trust Agreement to reflect the amount owed to a Participant or Beneficiary under the Plan. The Administrator shall maintain a separate Account for each year’s deferrals, as adjusted for earnings thereon and distributions therefrom. For purposes of Code Section 409A, each Account shall be treated as a right to a separate payment.

(b)          “Administrator” means The Marcus Corporation Deferred Compensation Plan Administration Committee as appointed by the Board of Directors.

(c)          “Affiliate” means each entity that is required to be included in the controlled group of corporations with The Marcus Corporation within the meaning of Code Section 414(b), or that is under common control with The Marcus Corporation within the meaning of Code Section 414(c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(d)          “Beneficiary” means the person or entity designated by the Participant to be the beneficiary of the Deferred Compensation Accounts of the Participant under the Plan. If a valid designation of Beneficiary is not in effect at the time of the death of a Participant, or if the Beneficiary does not survive the Participant, the estate of the Participant is deemed to be the sole Beneficiary of such Accounts. If a Participant dies before receiving full distribution of each of his or her Accounts, any remaining distributions shall be made to the Beneficiary. If a Beneficiary dies after a Participant while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Administrator, and in such form as the Administrator may prescribe for this purpose.

(e)          “Board of Directors” means the Board of Directors of The Marcus Corporation.

(f)          “Change of Control” has the meaning ascribed under Code Section 409A.

(g)          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)          “Compensation” means the Participant’s gross base salary, annual bonus and commission, in each case that is payable in cash, for the relevant period. Commission will be treated as earned in the calendar year in which the customer remits the payment to the Company. In no event shall quarterly, special or any other types of bonuses be considered Compensation hereunder.

(i)          “Deferred Compensation Election Form” or “Election Form” means the written election of a Participant to defer a portion of his or her Compensation for a calendar year (or portion thereof, if applicable) pursuant to the provisions of the Plan. An Election Form shall specify the calendar year in which payment shall commence, or that payment should commence in the Participant’s anticipated year of retirement or the immediately following year. The Election Form shall also specify whether payment is to be made in a single lump sum amount or in periodic annual payments over not more than ten (10) years.

(j)          “Disability” (or “Disabled”) means the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months.

(k)          “Eligible Associate” means an associate of The Marcus Corporation, or of such Affiliate as is specified by the Administrator as a participating employer in the Plan, who:

(i)	As of October of a given year, has projected Compensation that is equal to or greater than the amount described in Code Section 414(q)(1)(B)(i), as adjusted (a “regular entrant”); or

(ii)	Did not, as of October of a given year, meet the requirements of clause (i), but who, as of the end of such year, had Compensation for such year that is equal to or greater than the amount described in Code Section 414(q)(1)(B)(i), as adjusted (a “late entrant”).

Prior to March 1, 2000, an Eligible Associate also was required to have reached age twenty-one (21) and have completed one (1) Year of Service before being eligible to participate.

(l)          “Participant” means an Eligible Associate who has executed a Deferred Compensation Election Form. After an Eligible Associate has become eligible to become a Participant, the associate will remain eligible to participate, subject to governmental regulations, without regard to increases in the compensation level described in Code Section 414(q)(1)(B) or reductions in individual Compensation.

(m)          “Separation from Service” means a Participant’s termination of employment from the Company and its Affiliates within the meaning of Code Section 409A, or if the Participant continues to provide services to the Company and its Affiliates in a capacity other than an employee after his or her termination, such later date as is considered a separation from service within the meaning of Code Section 409A. Specifically, a Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of actual service). Notwithstanding the foregoing, a Participant will not be considered to have terminated employment if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or if the leave of absence is due to the Participant’s Disability, then the leave period may be extended for up to a total of twenty-nine (29) months; or (ii) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract.

(n)          “Trust Agreement” means the Marcus Executive Benefit Trust Agreement entered into by the Company and the Trustee designated in such Agreement to implement and carry out the provisions of the Plan. The Trust Agreement is incorporated herein by this reference.

(o)          “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from any of the following, as determined by the Administrator based on all of the relevant facts and circumstances:

(i)	an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof);

(ii)	a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(iii)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(p)          A “Year of Service” is employment by the Company for twelve (12) consecutive months without an intervening unpaid leave of absence or other separation from employment.

ARTICLE II. PARTICIPATION

Section 2.01. Participation.

(a)	Initial Year of Participation

(i)	Regular Entrants. An Eligible Associate who is designated as a “regular entrant” may elect to participate as of the first day of the calendar year following the year in which he or she has first been designated as a regular entrant by filing a Deferred Compensation Election Form no later than November 30 of the prior year.

(ii)	Late Entrants. An Eligible Associate who is designated as a “late entrant” may elect to commence participation in the Plan effective February 1 of the year immediately following the year in which he or she has first been designated as a late entrant by filing a Deferred Compensation Election Form no later than January 31 of the year following such designation.

(b)          Subsequent Years of Participation. After the initial eligibility period described above, persons who remain eligible to participate may elect to participate as of the first day of a calendar year by filing a Deferred Compensation Election Form no later than November 30 of the prior year.

Section 2.02. Termination of Participation. A Participant has no further right to defer Compensation under the Plan upon a Separation from Service (provided that any Compensation paid after such Separation from Service occurs shall be deferred according to the Participant’s election then in effect) or upon receipt of written notice of revocation by the Administrator (based on government regulations) of an associate’s status as an Eligible Associate. Such revocations are effective only upon the January 1 following the date that the associate is provided such written notice. If a Participant Separates from Service and subsequently returns to service with the Company or an Affiliate, he shall be treated as a new associate for all Plan purposes; provided that if he returns to service within the same calendar year, his or her Deferred Compensation Election Form in effect for such year shall automatically be reinstated.

Section 2.03. Deferred Compensation Election Forms.

(a)          An Eligible Associate shall commence participation by executing a Deferred Compensation Election Form that shall be effective:

(i)	For all Participants other than late entrants, as of the first payroll period beginning on or after the first day of the calendar year following the calendar year in which the Election Form is completed and placed on file with the Administrator; and

(ii)	For Participants who are late entrants, as of the first payroll period beginning on or after their initial participation date of February 1. A Participant who is a late entrant shall not be eligible to defer Compensation payable under an annual bonus award that is in effect during the first year of participation.

An election for a calendar year (or the remainder thereof for a late entrant) shall apply to base salary payable for the last pay period ending on or before the last day of such calendar year, even if payment is made in the following year. However, with regard to the last payroll period of a calendar year that ends after December 31, the base salary payable for such payroll period shall be deemed compensation in the year paid. For example, base salary payable for the payroll period beginning December 29, 2008 and ending January 2, 2009, shall be considered base salary payable for 2009 (even though some of such base salary was earned in 2008) and thus shall be subject to the deferral election in effect for 2009.

(b)          The Administrator shall determine the form of the Deferred Compensation Election Form from time to time. Upon the last day on which a Deferred Compensation Election Form can be timely filed, the election shall be irrevocable and a Participant shall be bound by all the terms and conditions of the Plan and such Election Form.

(c)          The Deferred Compensation Election Form may permit a Participant to file separate elections with respect to any or all of (i) gross base salary, (ii) annual bonus, or (iii) commissions. A Deferred Compensation Election Form may permit a Participant to have deferred amounts contributed to the Company’s 401(k) plan pursuant to such rules as the Administrator may prescribe.

(d)          The Deferred Compensation Election Form shall include a distribution date and form of payment election, indicating the calendar year in which payment is to commence or, in the case of a lump sum payment, be made, and the form of payment that is to be used.

(e)          A Participant may select a later distribution date for the Participant’s Account and/or select a different form of payment for such Account, within the general limitations of the Plan. Any such change of distribution date or change of form of payment is subject to the following requirements:

(i)	such change must be made in writing, using the Administrator’s form for this purpose;

(ii)	such change will not take effect until twelve (12) months after the date on which the change is made;

(iii)	the first payment from the Account with respect to which such change of Distribution Date or Form of Payment must be deferred for at least five (5) years after the date such payment would otherwise have been paid but for such change; and

(iv)	such change of Distribution Date or Form of Payment must be made more than twelve (12) months prior to the date of the first scheduled payment from the Account.

Such election shall become irrevocable on the date immediately prior to twelve (12) months prior to the date of the first previously scheduled payment.

(f)          The Administrator may limit the availability and frequency of change elections under paragraph (e), above, in accordance with rules announced in advance and generally applied to all Participants.

(g)          During 2007, pursuant to transition guidance issued under Code Section 409A, Participants were provided an opportunity to change the time and form of payment of their Accounts without regard to the requirements of paragraph (e), but otherwise within the general limitations of the Plan. The last Election Form on file as of December 31, 2007, shall be irrevocable, except as provided in paragraph (e).

During 2008, pursuant to transition guidance issued under Code Section 409A, (i) Participants whose annual bonus is based on a calendar year performance cycle shall be permitted to file a Deferred Compensation Election Form with respect to the annual bonus earned for calendar year 2008 and paid no later than March 15, 2009, and (ii) Participants whose annual bonus is based on the Company’s fiscal year shall be permitted to file a Deferred Compensation Election Form with respect to the annual bonus earned for fiscal year 2009 and paid no later than August 15, 2009.

Section 2.04. Cancellation of Deferral Elections. A Participant’s deferral election is irrevocable with respect to the calendar year (or remainder of the calendar year for a late entrant) to which it relates except in the following circumstances:

(a)          If a Participant receives a distribution due to an Unforeseeable Emergency and requests cancellation of his or her deferral election, or if the Administrator determines that such deferral election must be cancelled in order for the Participant to receive a distribution due to an Unforeseeable Emergency under this Plan, then the Participant’s deferral election shall be cancelled.

(b)          If required for the Participant to receive a hardship distribution under a 401(k) plan sponsored by the Company, the Participant’s deferral election shall be cancelled.

(c)          A Participant’s deferral election may be cancelled at the Participant’s request during periods in which the Participant is considered Disabled.

(d)          A Participant’s deferral election with respect to an annual bonus that is earned based on the Company’s fiscal year shall be cancelled to the extent such bonus does not meet the requirements for “performance-based compensation” within the meaning of Code Section 409A.

A Participant whose deferral election is cancelled pursuant to this Section 2.04 may make a new deferral election in accordance with Section 2.01(b) with respect to future compensation, unless otherwise prohibited by the Administrator.

Section 2.05. Limits on Deferred Compensation.

(a)          The aggregate deferral percentage with respect to Compensation may be any full percentage up to one hundred percent (100%); provided that a Participant who is a late entrant may not, in his or her initial year of participation, defer any annual bonus earned with respect to such year.

(b)          The minimum scheduled period of deferral, other than for expected retirement, shall end no earlier than on the first day of the second calendar year following the year in which Compensation is deferred.

(c)          The Administrator may, from time to time, in its sole discretion, prospectively (effective only on a January 1) adjust the minimum and maximum deferrals and the minimum deferral periods permitted hereunder.

(d)          A new Deferred Compensation Election Form is required to be filed by a Participant for each calendar year for which Compensation is to be deferred. Deferral elections in effect for a calendar year are not revocable by the Participant during such year, except as provided in Section 2.04.

ARTICLE III. DEFERRED COMPENSATION ACCOUNTS

Section 3.01. Deferred Compensation Account. The Company shall establish one or more Deferred Compensation Accounts on its books for each Participant, as necessary, and shall credit to each such Account any amounts deferred to such Account by the Participant under the Plan. Such credits for deferred Compensation are to be made at such times as the deferred Compensation, but for the Participant’s deferral election, would otherwise have been paid to the Participant.

Section 3.02. Earnings on Accounts. Accounts shall be credited as of the last day of each calendar year quarter with simple interest from the date of deposit at the reference rate selected by the Administrator and declared by Chase Bank N.A. (or any successor bank that acts as the Company’s primary bank) on the first day of the calendar year quarter. Quarterly adjustments in the reference rate at the beginning of each calendar year quarter will apply to all monies in an Account.

Section 3.03. Periodic Statements of Account. The Administrator shall provide to each Participant, not less frequently than annually, a statement with respect to each of his or her Accounts in such form as the Administrator determines to be appropriate, setting forth credited amounts added during the reporting period, amounts distributed from such Account to the Participant since the last report, the current balance to the credit of such Participant in such Account, and other appropriate information.

Section 3.04. Participant’s Rights Unsecured. The right of the Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

Section 3.05. Unfunded Plan. This Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management and highly compensated associates. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or Beneficiary, or any other person.

Section 3.06. Effect of Change of Control or Potential Change of Control. Notwithstanding the preceding sections of this Article III, upon the occurrence of a change of control or potential change of control, as described in Article III of the Trust Agreement, or at such other time as determined by the Board of Directors pursuant to the Trust Agreement, payments due to be made under the Plan may be paid out of assets transferred by the Company to the trust fund maintained pursuant to the terms and conditions of the Trust Agreement.

ARTICLE IV. DISTRIBUTIONS

Section 4.01. Distributions. All distributions hereunder shall be made promptly by the Company as they become due under the terms of the Plan except to the extent such distributions are made by the Trustee. Any payment of amounts due Participants or Beneficiaries under the Plan which are made by the Trustee shall be deemed to be payment by the Company for all Plan purposes.

Section 4.02. Forms of Payment.

(a)          Lump Sum Payment Method. An optional form of distribution of an Account to a Participant is payment in a single lump sum amount paid in January of the calendar year designated for payment by the Participant in his or her Election Form. A Participant may, however, elect in writing in advance with the Administrator, a payment date or dates (but not more than two dates) occurring later in the same calendar year provided such election does not violate Code Section 409A.

(b)          Installment Payment Method. An optional form of distribution of an Account to a Participant is the installment method of payment. Annual installments over not more than ten (10) years may be elected. If the installment method of payment is elected, the periodic payments will include earnings adjustments to any remaining balance during the payout period. Annual amounts to be distributed under the installment method are determined at the beginning of the year in which payments are to be made by multiplying the amount in the Participant’s Account as of the immediately preceding December 31 by a fraction in which the numerator is one (1) and the denominator is the number of annual payments remaining to be paid (e.g., for 10 installments, 1/10, 1/9, 1/8, etc.). The first installment payment shall be paid no later than thirty (30) days after the beginning of the calendar year designated for payment by the Participant in his or her Election Form. Remaining installment payments will be paid in January of each subsequent year. If the balance of a Participant’s Account is ten thousand dollars ($10,000) or less on any payment date, the Company shall make a lump sum distribution to the Participant of the full remaining Account balance.

(c)          Death Benefits. Notwithstanding any time and form of distribution election made by a Participant, in the event of the Participant’s death, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum within ninety (90) days following the date of the Participant’s death.

Section 4.03. Distribution in Event of Unforeseeable Emergency. If a Participant provides information to the Administrator which is sufficient, as determined solely and conclusively by the Administrator, to establish that an Unforeseeable Emergency significantly affecting the personal or family affairs of the Participant has occurred, and has created the need for additional current income, the Administrator may elect, in the sole discretion of the Administrator, to authorize an immediate lump sum payment to such Participant from the Participant’s Deferred Compensation Account, in an amount reasonably necessary to satisfy the emergency need (taking tax consequences into account) after taking into account any additional compensation that is available if the Participant’s deferrals into this Plan cease pursuant to Section 2.04. Notwithstanding the foregoing, no distribution shall be made to the extent the Administrator determines that the emergency need is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (but only to the extent such liquidation would not cause a severe financial hardship), or by cessation of deferrals under the Plan. Distributions in event of Unforeseeable Emergency shall be made first from Accounts with the earliest scheduled payment date.

ARTICLE V. ADMINISTRATION AND OTHER PROVISIONS

Section 5.01. Administration of the Plan. The Administrator shall administer and interpret the Plan, and supervise preparation of Deferred Compensation Election Forms and Beneficiary designation forms, and any amendments thereto. Interpretation of the Plan shall be within the sole discretion of the Administrator and shall be final and binding upon each Participant and Beneficiary. This Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment. The Administrator may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If a member of the Administrator shall also be a Participant or Beneficiary, such person shall not participate in any determinations affecting such person’s participation in the Plan.

Section 5.02. Amendment and Termination; Acceleration of Distributions

(a)          Amendment. The Administrator may amend the Plan without the consent of the Participants or Beneficiaries, provided, however, that no amendment may reduce any Account balance accrued on behalf of a Participant based on deferrals already made, or divest any Participant of rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment.

(b)          Termination. The Administrator may terminate the Plan without the consent of Participants or Beneficiaries, provided, however, that the termination may not reduce any Account balance accrued on behalf of a Participant based on deferrals already made. Upon termination of the Plan, any deferral elections then in effect shall be cancelled if permitted by Code Section 409A and no future deferral elections shall be permitted. The Administrator may provide that, notwithstanding any distribution elections then in effect, all Accounts will be paid out in connection with the termination of the Plan in the following circumstances:

(i)	The irrevocable termination occurs within thirty (30) days prior to or twelve (12) months following a Change of Control, and all other arrangements required to be aggregated with this Plan under Code Section 409A following the Change of Control are likewise terminated and liquidated with respect to each Participant that experienced the Change of Control event. In such event, the balance of each Participant’s Account, including those Participants already in pay status, shall be paid in a lump sum as soon as practicable (but not more than twelve (12) months) following the date of such Plan termination.

(ii)	The termination occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the balance of each Participant’s Account, including those Participants already in pay status, shall be paid in a lump sum in the later of: (A) the calendar year in which the Plan termination occurs, or (B) the first calendar year in which payment is administratively practicable.

(iii)	The termination of the Plan is irrevocable and does not occur proximate to a downturn in the financial health of the Company. In such event, the balance of all Accounts will be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment at least 12 but not more than 24, months after the date of termination. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the 12-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company shall be prohibited from adopting a similar arrangement within 3 years following the date of the Plan’s termination.

Section 5.03. Claims Procedure.

(a)          Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a distribution from the Plan that was not provided, the claimant or his or her legal representative shall file a written claim for such benefit with the Administrator no later than 90 days following the date the distribution should have been made. The Administrator shall review the claim within 60 days following the date of receipt of the claim. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b)          Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within 60 days after the claimant’s receipt of the decision or deemed denial; provided that to avoid penalties under Code Section 409A, the claimant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute should have been paid. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit with the appeal written comments, documents, records and other information relating to his or her appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c)          ERISA Fiduciary. For purposes of ERISA, the Administrator shall be considered the named fiduciary and the plan administrator for the Plan.

Section 5.04. Expenses. Costs of administration of the Plan will be paid by the Company.

Section 5.05. Right to Employment. Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the Company or any Affiliate to terminate such person’s employment at any time, evidencing any agreement or any understanding that the Company or any Affiliate will employ such person in any particular position or any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company or any Affiliate.

Section 5.06. Effect on Other Plans. Compensation credited to a Deferred Compensation Account hereunder shall not be considered to be “compensation” for the purpose of computing benefits under any qualified retirement plan which may be maintained by the Company, but shall be considered compensation for welfare benefit plans maintained by the Company.

Section 5.07. Severability. If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.

Section 5.08. Binding Upon Successors. This Plan shall be binding upon and inure to the benefit of The Marcus Corporation, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

Section 5.09. Tax Withholding. The Company shall have the right to deduct from any deferral made to the Plan, or any payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Deferred Compensation Account balance may be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

Section 5.10. Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Wisconsin, without regard to conflict of law principles thereof, to the extent not preempted by federal law.